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EXHIBIT 11

                      MENTOR CORPORATION AND SUBSIDIARIES

                     STATEMENT REGARDING COMPUTATION OF PER
                                 SHARE EARNINGS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                             THREE MONTHS ENDED JUNE 30,
                                                1995               1994
PRIMARY:

PRIMARY EARNINGS                              $5,484             $3,690

AVERAGE SHARES OUTSTANDING                    11,480             10,701

NET EFFECT OF DILUTIVE STOCK
OPTIONS--BASED ON THE TREASURY
STOCK METHOD USING AVERAGE STOCK
MARKET PRICE                                     575                148

TOTAL SHARES FOR PRIMARY EARNINGS             12,055             10,849

PRIMARY EARNINGS PER SHARE                     $0.45              $0.34


SUPPLEMENTAL  AND FULLY DILUTED:

PRIMARY EARNINGS                              $5,484             $3,690

INTEREST AND RELATED EXPENSES
ON 6 3/4% DEBENTURES ELIMINATED                  165                279

FULLY DILUTED EARNINGS                        $5,649             $3,969


AVERAGE SHARES OUTSTANDING                    12,327             10,701

NET EFFECT OF DILUTIVE STOCK
OPTIONS--BASED ON THE TREASURY STOCK
METHOD USING THE HIGHER OF ENDING
AND AVERAGE STOCK PRICES MARKET
PRICES                                           702                189

ADDITIONAL SHARES ISSUED IN ASSUMED
CONVERSION OF 6 3/4% DEBENTURES AT
$16.50 PER SHARE                                  26              1,466

TOTAL SHARES FOR SUPPLEMENTAL/ FULLY
DILUTED                                       13,055             12,356

SUPPLEMENTAL/FULLY DILUTED
EARNINGS PER SHARE                             $0.43              $0.32
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Note: In June 1995 the Company's 6 3/4% Subordinated  Converitible Debenture was
converted into shares of Common stock. The Supplemental calculation is presented in lieu of the fully diluted calculation and assumes the conversion took place at the beginning of the period. This calculation also adds interest expense net of tax for the period back to net income.